Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Milestone Pharmaceuticals Inc. of our report dated March 13, 2025, relating to the consolidated financial statements, which appears in Milestone Pharmaceuticals Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

Montréal, Canada

August 12, 2025